Exhibit 10.10
ELECTRONIC ARTS INC.
2019 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD NOTICE

[Box with Participant Information]

Electronic Arts Inc., a Delaware corporation (the “Company”), hereby grants on the date hereof (the “Award Date”) to the individual named above (“Participant”) Performance-Based Restricted Stock Units (“PRSUs”) issued under the Company’s 2019 Equity Incentive Plan, as may be amended from time to time (the “Plan”). Each Earned PRSU (as defined on Appendix B) represents the right to receive a share of the Company's Common Stock (“Share”) upon vesting and settlement of the PRSU. The PRSUs are subject to all the terms and conditions set forth herein, including the terms and conditions in the attached Appendices A and B, and any special terms and conditions for Participant’s country set forth in the attached Appendix C (collectively, the “Award Agreement”) and in the Plan, the provisions of which are incorporated herein by reference. All capitalized terms used in this Award Agreement that are not defined herein have the meanings set forth in the Plan.

Key features of the PRSUs are as follows:

AWARD DATE:
TARGET NUMBER OF PRSUs:
MAXIMUM NUMBER OF PRSUs*:
* The actual number of PRSUs that vest pursuant to the terms and condition of the PRSUs will be between 0% and 200% of the Target Number of PRSUs. The Maximum Number of PRSUs represents 200% of the Target Number of PRSUs.
Performance-based Vesting Schedule: Capitalized terms used in this paragraph that are not defined herein have the meanings set forth in Appendix B. Subject to the terms and conditions of the Plan, Appendix A, Appendix B, and this paragraph, the number of PRSUs that vest on the Vest Date shall be based on (1) the Company’s Relative TSR for the Performance Period, (2) the Company’s Net Bookings during the Performance Period and (3) the Company’s Operating Income during the Performance Period, provided Participant has provided continuous active Service to the Company or a Subsidiary from the Award Date through the Vest Date (or such later date as may result from suspended vesting as provided below). Vesting will continue in accordance with the vesting schedule set forth herein during a leave of absence that is protected by Applicable Laws, provided that vesting shall cease if and when the leave of absence is no longer guaranteed by Applicable Laws. The Company may suspend vesting of the PRSUs during any unpaid personal leave of absence, except as otherwise required by Applicable Laws, in a manner that does not result in adverse tax consequences under Section 409A of the Code to the extent the Participant is subject to US taxation. Participant shall be deemed to have provided active Service with respect to a calendar month if Participant has worked any portion of that month. Following the completion of each Measurement Period, the Committee shall review and determine the Company’s Net Bookings and Operating Income and the number of PRSUs that are earned and eligible to vest according to the performance terms set forth in Appendix B, and, following completion of the Performance Period, the Committee shall review and determine the Company’s Relative TSR percentile ranking and the number of PRSUs that are earned and eligible to vest according to the performance terms set forth in Appendix B; provided, however, that the Committee retains discretion to adjust the number of PRSUs that would otherwise vest.

PLEASE READ ALL OF APPENDIX A, APPENDIX B AND APPENDIX C, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THE PRSUs.

ELECTRONIC ARTS INC.

/s/ Jacob J. Schatz
Jacob J. Schatz
Executive Vice President and Chief Legal Officer

ACCEPTANCE:

By accepting the PRSUs, Participant acknowledges the grant of the PRSUs and agrees to voluntarily participate in the Plan. Participant hereby acknowledges that copies of the Plan and the Plan prospectus (“Prospectus”), are available upon request from the Company's Stock Administration Department at StockAdmin@ea.com and can also be accessed electronically. Participant represents that Participant has read and understands the contents of the Plan, the Prospectus and the Award Agreement, and accepts the PRSUs subject to all the terms and conditions of the Plan and the Award Agreement. Participant understands and acknowledges that there may be tax consequences related to the grant and vesting of the PRSUs and the sale of the underlying Shares and that Participant should consult a tax advisor to determine the actual tax consequences of participation in the Plan. Participant must accept the PRSUs by executing and delivering a signed copy of this Award Agreement to the Company or by electronically accepting this Award Agreement pursuant to the online acceptance procedure established by the Company within thirty (30) days of receipt of the Award Agreement. Otherwise, the Company may, at its discretion, rescind the Award Agreement and the PRSUs granted thereunder in its entirety.

APPENDIX A

ELECTRONIC ARTS INC.
2019 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

1.    PRSU Grant. Each Earned PRSU represents the unsecured right to receive one Share, subject to the terms and conditions contained in this Award Agreement and the Plan. In the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern.

2.    No Shareholder Rights. The PRSUs do not entitle Participant to any rights of a holder of Common Stock. The rights of Participant with respect to the PRSUs shall remain forfeitable at all times prior to the date on which such rights become vested.

3.    Settlement; Issuance of Shares.

(a)    Settlement. No Shares shall be issued to Participant prior to the date on which the PRSUs vest. After any PRSUs are earned and vest pursuant to the vesting terms set forth in the first page of the Award Agreement and Appendix B (and, if applicable, Sections 4(b), 4(c) or 7(a) below)) or, if earlier, pursuant to Section 7(b) below, the Company shall promptly cause to be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives or heirs, as the case may be, Shares in payment of such vested whole PRSUs; provided, however, that in the event such PRSUs do not vest on a day during which the Common Stock is quoted on the Nasdaq Global Select Market (or traded on such other principal national securities market or exchange on which the Common Stock may then be listed) (“Trading Day”), the Company shall cause Shares to be issued on the next Trading Day following the date on which such PRSUs vest; provided, further, that in no event shall the Company cause such Shares to be issued later than the sixtieth (60) day following (i) the Vest Date (or such later date as may result from suspended vesting), or (ii) an earlier settlement date as a result of a vesting acceleration event pursuant to Section 7(b). For purposes of the PRSUs, the date on which the Shares underlying the PRSUs are issued shall be referred to as the “Settlement Date.”

(b)     Fractional Shares. Unless otherwise determined by the Committee in its sole discretion, no fractional shares shall be issued pursuant to the PRSUs, and any fractional share resulting from the vesting of the PRSUs in accordance with the terms of this Agreement shall be rounded down to the next whole share.

4.    Termination of Service.

    (a)    Forfeiture of Unvested PRSUs Upon Termination of Service, Other than Death or Disability. Subject to Section 7(b) below, in the event that Participant’s Service is Terminated for any reason other than death or Disability and the PRSUs are not yet fully vested as of the Termination Date, then any unvested PRSUs shall be forfeited immediately upon such Termination Date.

    (b)    Termination of Service Due to Death. If Participant's Service is Terminated due to death and Participant has provided active Service as an Employee for at least twelve (12) months as of the Termination Date, all PRSUs shall become eligible to vest on the Vest Date, based upon actual performance, as set forth in Appendix B. If Participant’s Service is Terminated due to death and Participant has not provided active Service as an Employee for at least twelve (12) months as of the Termination Date, all PRSUs shall be forfeited immediately upon such Termination Date.

(c)    Termination of Service Due to Disability. If Participant’s Service is Terminated due to Disability, all earned PRSUs shall vest on the Vest Date and a pro-rated portion of any PRSUs that are unearned as of Termination Date shall become eligible to vest on the Vest Date, based upon actual performance, as set forth in Appendix B, and calculated based upon the following pro-ration formula (such formula, the “Pro-Ration Formula”):

(i)The number of Relative TSR PRSUs determined to vest on the Vest Date, multiplied by a fraction, the numerator of which is the number of calendar months that Participant provided active Service as an Employee from April 3, 2022 through the Termination Date, and the denominator of which is thirty-six (36); plus
(ii)The number of Net Bookings PRSUs and Operating Income PRSUs determined to vest on the Vest Date, multiplied by a fraction, the numerator of which is the number of calendar months that Participant provided active Service as an Employee from April 3, 2022 through the Termination Date and the denominator of which is (i) twelve (12) for Net Bookings PRSUs and Operating Income PRSUs earned in the first Measurement Period, (ii) twenty-four (24) for Net Bookings PRSUs and Operating Income PRSUs earned in the second Measurement Period and (iii) thirty-six (36) for Net Booking PRSUs and Operating Income PRSUs earned in the third Measurement Period. For the avoidance of doubt, Participant shall vest in the total number of Net Bookings PRSUs and Operating Income PRSUs earned for any Measurement Period completed prior to Termination Date.

Participant shall be deemed to have provided active Service for a calendar month if Participant has worked any portion of that month. Any PRSUs that are not eligible to vest in accordance with this Section 4(c) shall be forfeited immediately upon the date Participant’s Service is Terminated due to Disability.

5.    Forfeiture Of Unearned PRSUs. Any PRSUs that are not earned and do not vest, pursuant to the terms of Appendix B shall be forfeited upon termination of the corresponding Measurement Period.

6.    Suspension of Award and Repayment of Proceeds.

(a)     Contributing Misconduct. All PRSUs granted pursuant to this Award Agreement, any payments made under this Award Agreement and any Shares issued upon settlement of PRSUs shall be subject to clawback or recoupment as permitted or mandated by applicable law, rules, regulations or Company policy as enacted, adopted or modified from time to time. Further, if at any time the Committee reasonably believes that Participant has engaged in an act of misconduct, including, but not limited to an act of embezzlement, fraud or breach of fiduciary duty during Participant's Service that contributed to an obligation to restate the Company’s financial statements (“Contributing Misconduct”), the Committee may suspend the vesting of Participant's unvested PRSUs pending a determination of whether an act of Contributing Misconduct has been committed. If the Committee determines that Participant has engaged in an act of Contributing Misconduct, then any unvested PRSUs will be forfeited immediately upon such determination and the Committee may require Participant to repay to the Company, in cash and upon demand, any PRSU Gains (as defined below) resulting from any sale or other disposition (including to the Company) of Shares issued or issuable upon the settlement of the PRSUs if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “PRSU Gains” means, with respect to any sale or other disposition (including to the Company) of Shares issued or issuable upon vesting of PRSUs, an amount determined appropriate by the Committee in its sole discretion to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the Fair Market Value per Share at the time of such sale or other disposition multiplied by the number of Shares sold or disposed of. The return of PRSU Gains is in addition to and separate from any other relief available to the Company due to Participant’s Contributing Misconduct. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is designated as an “executive officer”, under Section 16 of the Exchange Act (“Section 16 Officer”), the determination of the Committee shall be subject to the approval of the Board.

(b)     Compliance with Law. Without limiting the foregoing, the PRSUs and any Shares issued pursuant to the PRSUs shall be subject to repayment or forfeiture to the extent required to comply with the requirement of any applicable law, including the rules of any securities exchange on which the Shares are listed or traded, as may be in effect from time to time.

7.    Change in Control.

(a)    Upon a Change in Control prior to the expiration of the Performance Period, the performance goals applicable to any unvested PRSUs shall be deemed achieved at the levels of performance as specified below, and the number of any such earned PRSUs under clauses (i) and (ii) below shall be referred to as the “CIC Earned PRSUs”:
(i) if the Change in Control occurs within the first Measurement Period of the Performance Period, the target level of performance; and
(ii) if the Change in Control occurs on or after completion of the first Measurement Period of the Performance Period, then (x) with respect to the Relative TSR performance metric, the actual level of performance through the last business day preceding the Change in Control (with the determination of actual performance made by the Committee), and (y) with respect to the Net Bookings and Operating Income performance metrics, the actual level of performance for all completed Measurement Periods (with determinations of actual performance made by the Committee) and the greater of the target and actual level of performance for each remaining Measurement Period (with determinations of actual performance made by the Committee).
The Committee shall make all determinations pursuant to this Section 7(a) in its sole discretion. If the CIC Earned PRSUs are assumed or continued after the Change in Control, subject to Participant’s continued Service through the applicable Vest Date, the CIC Earned PRSUs will continue to vest on the Vest Date (notwithstanding the prior determination of performance), and no other performance terms applicable to the PRSUs shall have any force or effect for purposes of determining the vesting of the PRSUs. If the CIC Earned PRSUs are not assumed, converted or replaced after a Change in Control, the CIC Earned PRSUs shall automatically vest as of the effective date of the Change in Control and be settled in accordance with Section 3.
(b)    Notwithstanding any provision to the contrary in the Electronic Arts Inc. Change in Control Plan, as amended from time to time (the “CiC Plan”), or subsection (a) above, if Participant experiences a Termination of Service that is initiated by the Company without Cause or by Participant for Good Reason, subject to the timely execution, return, and non-revocation of a Severance Agreement and Release in substantially the form attached to Appendix I to the CiC Plan (which release must become effective within such period of time that will allow for the settlement of the CIC Earned PRSUs within the period prescribed in Section 3): (i) if such Termination of Service occurs during the three (3) months preceding the Change in Control and is in connection with the Change in Control, the unvested CIC Earned PRSUs (determined as set forth above) shall automatically vest as of the effective date of the Change in Control, or (ii) if such Termination of Service occurs during the time period beginning on the effective date of the Change in Control and ending on the eighteenth (18th) month after the effective date of the Change in Control, the unvested CIC Earned PRSUs shall automatically vest as of Participant’s Termination Date. In the case of clause (i), the Committee shall, in its sole discretion, determine if such Termination is made in connection with the Change in Control.
(c)    If, prior to a Change in Control, Participant’s Service was Terminated due to death or Disability, upon a Change in Control occurring after such Termination Date, the performance goals applicable to any PRSUs that remained outstanding pursuant to Section 4(b) or (c) shall be treated in accordance with Section 7(a), and all such CIC Earned PRSUs shall automatically vest as of the effective date of the Change in Control. If, after a Change in Control, (i) Participant’s Service is Terminated due to death and Participant has provided active Service as an Employee for at least twelve (12) months as of the Termination Date, all of Participant’s CIC

Earned PRSUs shall vest on the Termination Date, or (ii) Participant’s Service is Terminated due to Disability, a pro-rated portion of the CIC Earned PRSUs (with such pro-rated portion calculated using the Pro-Ration Formula) will vest on the Termination Date. Any CIC Earned PRSUs that do not vest in accordance with this Section 7(c) (including if Participant’s Service is Terminated due to death and Participant has not provided active Service as an Employee for at least twelve (12) months as of the Termination Date), will be forfeited immediately upon the date such Participant’s Service is Terminated due to death or Disability.
8.    Section 280G Provision. If Participant, upon taking into account the benefit provided under the PRSUs and all other payments that would be deemed to be “parachute payments” within the meaning of Section 280G of the Code (collectively, the “280G Payments”), would be subject to the excise tax under Section 4999 of the Code, notwithstanding any provision of the PRSUs to the contrary, Participant’s benefit under the PRSUs shall be reduced to an amount equal to (i) 2.99 times Participant’s “base amount” (within the meaning of Section 280G of the Code), (ii) minus the value of all other payments that would be deemed to be “parachute payments” within the meaning of Section 280G of the Code (but not below zero); provided, however, that the reduction provided by this sentence shall not be made if it would result in a smaller aggregate after-tax payment to Participant (taking into account all applicable federal, state and local taxes including the excise tax under Section 4999 of the Code). Participant’s benefit hereunder shall be reduced prior to any benefit owing to Participant under the CiC Plan may be reduced in the manner provided for in the CiC Plan. Unless the Company and Participant otherwise agree in writing, all determinations required to be made under this Section 8, and the assumptions to be used in arriving at such determinations, shall be made in writing in good faith by a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder (the “Accountants”). For the purposes of making the calculations required under this Section 8, the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8. Participant agrees and acknowledges that the Accountants selected by the Company pursuant to this Section 8 shall also serve as the
“Accountants” under the CiC Plan, to the extent applicable.

9.    Nature of Plan and Award. In accepting the PRSUs, Participant acknowledges, understands and agrees that:

    (a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

    (b)    the grant of PRSUs is voluntary and occasional and does not create any contractual or other right to receive future PRSUs, or benefits in lieu of PRSUs, even if PRSUs have been granted in the past;
    (c)    all decisions with respect to future grants of PRSUs or other grants, if any, will be at the sole discretion of the Company;

    (d)    nothing in the Plan or the PRSUs shall confer on Participant any right to continue in the Service of the Company or, if different, Participant’s employing Subsidiary (the “Employer”) or any Subsidiary, or limit in any way the ability of the Company, the Employer, or any Subsidiary to terminate Participant’s Service relationship;

    (e)    Participant is voluntarily participating in the Plan;

(f)    the PRSUs and the Shares subject to the PRSUs and the income and the value of the same are not intended to replace any pension rights or compensation under any pension arrangement;

    (g)    the PRSUs and the Shares subject to the PRSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, or any other Subsidiary;

    (h)    unless otherwise agreed with the Company, the PRSUs and the Shares subject to the PRSUs, and the income and value of same, are not granted as consideration for, or in connection with, services Participant may provide as a director of any Subsidiary;

(i)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

    (j)    no claim or entitlement to compensation or damages shall arise from forfeiture of the PRSUs resulting from Termination of Participant’s Service (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant provides Service or the terms of Participant’s employment agreement, if any);

(k)     for purposes of the PRSUs, Participant’s Service will be considered Terminated as of the date Participant is no longer providing active Service to the Company or any Subsidiary (regardless of the reason for such Termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is providing Service or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Committee, Participant’s right to vest in the PRSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is providing Service or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Committee shall have the exclusive discretion to determine when Participant is no longer providing active Service for purposes of the PRSUs (including whether Participant may still be considered to be providing active Service while on a leave of absence);

(l)    unless otherwise provided in the Plan or by the Committee in its discretion, the PRSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the PRSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

    (m)    neither the Company, the Employer, nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the PRSUs or of any amounts due to Participant pursuant to the settlement of the PRSUs or the subsequent sale of any Shares.

10.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

11.    Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company and/or the Employer, the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the

Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PRSUs, including, but not limited to, the grant, vesting or settlement of the PRSUs, the issuance of Shares upon settlement of the PRSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or dividend equivalent rights; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PRSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

    (i)    withholding Shares from the vested PRSUs; or

    (ii)     withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or

    (iii)    withholding from proceeds of the sale of Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); or

(iv)     any other method determined by the Company, and to the extent required by Applicable Laws or the Plan, approved by the Committee;

provided, however, that if Participant is a Section 16 Officer, then withholding shall be done by the method set forth in (i) above, unless the use of such withholding method is prevented by Applicable Laws or has materially adverse accounting or tax consequences in which case withholding shall be done by one of the methods set forth in either (ii), (iii) or (iv), above.

The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates that apply in the jurisdiction applicable to Participant. In the event of over-withholding, Participant may receive a refund from the Company of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded by the Company, Participant must seek a refund from the local tax authorities to the extent Participant wishes to recover the over-withheld amount in the form of a refund. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested PRSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by one or more of the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds from the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

12.    Transferability. Except as otherwise provided in the Plan, no right or interest of Participant in the PRSUs, may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the affected Participant’s rights and receive any property distributable with respect to the PRSUs upon Participant’s death.

13.    Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on his or her country of residence, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., PRSUs) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant is solely responsible for ensuring his or her compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

14.    Foreign Asset/Account Reporting Requirements; Exchange Controls. Depending on Participant’s country, Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting of the PRSUs, the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. Participant may be required to report such assets, accounts, account balances and values, and/or related transactions to the applicable authorities in his or her country. Participant may also be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements. Participant further understands that he or she should consult Participant’s personal tax and legal advisors, as applicable, on these matters.

15.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16.    Section 409A of the Code for U.S. Taxpayers.

(a)The PRSUs are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally interpret, amend or modify the Plan and/or this Award Agreement to ensure that the PRSUs qualify for exemption from or comply with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical; provided, however, that the Company makes no representation that the PRSUs will be exempt from or compliant with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the PRSUs. Nothing in the Plan or this Award Agreement shall provide a basis for any person to take any action against the Company or any of its Subsidiaries based on matters covered by Section 409A of the Code, including the tax treatment of any payments made under this Award Agreement, and neither the Company nor any of its Subsidiaries will have any liability under any circumstances to Participant or any other party if the grant of the PRSUs, the settlement of the PRSUs or other event hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Committee with respect thereto.

(b)Notwithstanding anything to the contrary in this Award Agreement or the Plan, if necessary to exempt the PRSUs from Section 409A of the Code, or to comply with Section 409A of the Code, any PRSUs that become payable by reason of a Participant’s Termination of Service shall not be made to a Participant unless a Participant’s Termination of Service constitutes a “separation from service” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder). In addition, if the PRSUs constitute an item of deferred compensation under Section 409A of the Code and become payable by reason of a Participant’s separation from service, the PRSUs shall not be paid to Participant prior to the earlier of (a) the expiration of the six-month period measured from the date of Participant’s separation from service or (b) the date of Participant’s death, if a Participant is deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A of the Code and any the regulations or other guidance thereunder. All payments which had been delayed pursuant to the immediately preceding sentence shall be paid to Participant in a lump sum upon expiration of such six-month period (or, if earlier, upon Participant’s death). Each payment made under this Award Agreement shall be treated as a separate payment and the right to a series of installment payments under this Award Agreement shall be treated as a right to a series of separate payments.
17.    Governing Law; Choice of Venue. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of San Mateo County, California, U.S.A., or the federal courts for the United States for the Northern District of California, U.S.A., and no other courts, where this grant is made and/or to be performed.

18.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

19.    Language. Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Award Agreement. Furthermore, if Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.    Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. Further, upon a determination that any term or other provision of this Award Agreement is illegal or otherwise incapable of being enforced, such term or other provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the illegal or unenforceable term or provision.

21.    Entire Agreement. The Award Agreement, including this Appendix A, Appendix B, and Appendix C and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

22.    Committee’s Authority. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any PRSUs have vested). All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made with respect to the Plan or this Agreement.

23.    Appendix C. The PRSUs shall be subject to any special terms and conditions set forth in the Appendix C for Participant’s country, if any. If Participant relocates to one of the other countries included in the Appendix C during the life of the PRSUs, the special terms and conditions for such country shall apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix C constitutes part of this Award Agreement.

24.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the PRSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25.    Compliance with Law. No PRSUs or Shares will be issued to Participant unless the issuance of the PRSUs or Shares is in compliance with Applicable Laws. Without limitation to the foregoing, in the event Participant relocates to or becomes ordinarily resident (or is about to relocate to or become ordinarily resident) in a country in which the grant and vesting of the PRSUs and/or the issuance of the Shares is not permitted under any Applicable Laws, regulations or government program, including, but not limited to, a country subject to comprehensive sanctions imposed from time to time by the U.S. Office of Foreign Assets Control (“OFAC”): (a) any PRSUs that have already been issued to Participant will be immediately and automatically forfeited, (b)  no further PRSUs, Shares or other benefit pursuant to the PRSUs or the Shares will be issued to Participant, and (c) the Company may, at its discretion, force the sale of any Shares that have already been issued to Participant pursuant to the PRSUs (on Participant’s behalf pursuant to this authorization without further consent), in each case without any liability to the Company or the Employer. In the event that any Shares are subject to sale pursuant to the foregoing sentence, the Company and the Company’s designated broker are under no obligation to sell the Shares for a particular price and the proceeds of such sale will be delivered to Participant in accordance with Applicable Laws.

26.    Waiver. Participant acknowledges that a waiver by the Company or breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other Plan participant.

27.    Notice. Copies of the Plan and Prospectus are available electronically at https://eaworld.work.ea.com/stock-administration-services/rsus. The Company's most recent annual report and published financial statements are available electronically as soon as practicable after their publication by clicking the "Financial Reports" link at http://investor.ea.com. The Plan, Prospectus, the Company's annual report, and the Company's financial statements are also available at no charge by submitting a request to the Company's Stock Administration Department at StockAdmin@ea.com.

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APPENDIX B
ELECTRONIC ARTS INC.
2019 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

PERFORMANCE VESTING TERMS

B-1

APPENDIX C
ELECTRONIC ARTS INC.
2019 EQUITY INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

COUNTRY-SPECIFIC TERMS AND CONDITIONS